EXHIBIT 99.2

PRESS RELEASE

May 13, 2005	Contact:	Helen W. Cornell Vice President, Finance and CFO (217) 228-8209

GARDNER DENVER, INC. ANNOUNCES $605 MILLION SYNDICATED CREDIT FACILITIES:
New Term Loan Completes Financing Arrangements for Acquisition of Thomas Industries Inc.

QUINCY, IL, (May 13, 2005) – Gardner Denver, Inc. (NYSE:GDI) announced today that it has amended its existing credit agreement to provide for a new $380 million five-year senior secured term loan facility from a syndicate of 22 lenders in connection with its planned acquisition of Thomas Industries Inc. (NYSE: TII). The new credit agreement also restates Gardner Denver’s existing $225 million revolving credit facility. J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. served as Joint Lead Arrangers and Joint Book Runners for the new term loan facility, and J.P. Morgan Securities Inc. served as sole Lead Arranger and sole Book Runner for the restated revolving credit facility. Funding of the $380 million term loan facility and of the restated revolving credit facility is subject to completion of the Thomas acquisition and other customary closing conditions. In the interim, Gardner Denver’s existing revolving credit and term loan facility will remain in place. Gardner Denver plans to use the proceeds from the new term loan to finance the pending Thomas acquisition and to retire the outstanding balance of approximately $146 million under its existing senior secured term loan. Based on the current three-month LIBOR interest rate, the initial interest rate on the new term loan would be approximately 5.0%.

This $380 million term loan facility in this amended credit agreement is the third of three financing transactions recently announced by Gardner Denver in connection with the Thomas acquisition. The Company also announced a public offering of 5,658,000 shares of common stock and a private placement of $125 million of senior subordinated notes.

The Thomas acquisition is expected to close by the end of third quarter of 2005, subject to regulatory approvals, the approval of Thomas’ shareholders, and other customary closing conditions.

Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitations, the expected timing and completion of the Thomas Industries acquisition. Actual results regarding the timing and completion of such acquisition could differ materially from the above statement due to various uncertainties and factors, including, without limitation, the risk that conditions to completion of the acquisition are not satisfied, including the receipt of necessary required approvals or clearances from antitrust regulatory authorities, the approval of the Thomas Industries’ stockholders and other customary closing conditions set forth in the merger agreement. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Gardner Denver, with 2004 revenues of $740 million ($896 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

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